CUSIP NO. 269817102	Page 8 of 8 Pages
EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: August 5, 2019	Potenza Investments LP By: /s/ Young Chang Owens Name: Young Chang Owens Title: Vice President
Date: August 5, 2019	Potenza Investments (GP), LLC By: /s/ Young Chang Owens Name: Young Chang Owens Title: Vice President
Date: August 5, 2019	/s/ Molly Gochman